CONSENT
I hereby consent to the use of my name under the heading “Experts and Public Official Documents” in connection with the information specified with respect to my name under such heading and to the use of my Report, dated August 23, 2005, found on page 1 of Queensland Treasury Corporation’s Annual Report, hereby filed as exhibit (c)(i) and the Report found on page 1 of the Description of Queensland and Queensland Treasury Corporation, hereby filed as exhibit (f) in the Form 18-K to be filed and incorporated by reference in the Prospectus included in the Registration Statement dated December 15, 2004 filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission (File no. 333-121263).

	By:	/s/ Glenn Gordon Poole

Mr. Glenn Gordon Poole
Auditor-General

Date: December 13, 2005

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